Exhibit 99.1

News Release Republic First Bancorp, Inc. January 25, 2021

REPUBLIC FIRST BANCORP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS

DEPOSITS GROW 34% AND EARNINGS CONTINUE TO IMPROVE AS MOMENTUM BUILDS

Philadelphia, PA, January 25, 2021 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended December 31, 2020.

Q4-2020 Financial Highlights

Net income was $4.1 million, or $0.05 per share, during the fourth quarter of 2020 compared to a net loss of $2.5 million, or ($0.04) per share, during the fourth quarter of 2019. This represents an increase of 265% when comparing the two quarters. Core earnings improved for the fourth consecutive quarter as positive momentum continues to build.

Net income for the year ended December 31, 2020 was $5.1 million, or $0.07 per share, compared to a net loss of $3.5 million, or $(0.06) per share, for the year ended December 31, 2019 representing improvement of 244% year over year.

Results for the twelve month period ended December 31, 2020 were impacted by a one-time goodwill impairment charge of $5.0 million. Excluding this charge, core earnings before tax were $11.5 million during the year ended December 31, 2020 compared to a net loss before tax of $4.9 million during the year ended December 31, 2019.

The improvement in earnings was driven by the Company’s focus on cost control initiatives while driving revenue growth. During the fourth quarter of 2020 total revenue increased 48% and non-interest expense increased 10% compared to the fourth quarter of 2019. During the twelve month period ended December 31, 2020 total revenue increased 26% and non-interest expense, excluding goodwill impairment, increased by 8% compared to the twelve month period ended December 31, 2019.

Total deposits increased by $1.0 billion, or 34%, to $4.0 billion as of December 31, 2020 compared to $3.0 billion as of December 31, 2019.

Total loans grew $897 million, or 51%, to $2.6 billion as of December 31, 2020 compared to $1.7 billion at December 31, 2019. This growth includes more that $600 million in PPP loans. Excluding the impact of the PPP loan program loans grew $273 million, or 16%, year over year.

Asset quality remains strong as the ratio of non-performing assets to total assets declined to 0.28% as of December 31, 2020. Only twenty-one loan customers were deferring loan payments at the end of the year. These deferrals relate to approximately $16 million of outstanding loan balances which is less than 1% of total loans.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“The fourth quarter of 2020 marks the end of a year filled with unprecedented challenges and economic uncertainty. During this time the Republic Bank Team maintained its commitment to outstanding customer service and satisfaction while driving positive momentum. We are extremely proud of our performance and participation in the PPP loan program which provided crucial funding to businesses throughout our footprint during a time of extreme economic distress. In recognition of our commitment to FANatical customer service we were named America’s #1 Bank for Service as a result of a survey conducted by Forbes during 2020. As we put an incredibly challenging year behind us we look forward to growing our rapidly expanding network of FANS in the future. We clearly believe the best is yet to come.”

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“During 2020 we continued to demonstrate our ability to produce strong organic growth in asset, loan and deposit balances even in a challenging economic environment inhibited by governmental restrictions and the ongoing effects of the COVID-19 pandemic. We were also able to drive significant improvement in earnings despite the challenges faced in the current year. Our focus on cost control measures continues to drive positive operating leverage. We have consistently stated that it is our goal to deliver best in class service across all delivery channels…..in-store, by phone, online and mobile options....as we strive to create new FANS each and every day. We are focused on meeting that goal in the most efficient manner possible.”

Financial Summary for the Period Ended December 31, 2020

The changes in the balance sheet as of December 31, 2020 were significantly impacted by the effect of the PPP loan program. A portion of the increase in cash balances, outstanding loans, and outside borrowings will be short-term in nature and will change as the borrowers that received PPP loans submit applications for forgiveness to the SBA in the coming months. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended December 31, 2020 can be found in the following table:

		Excluding
		PPP		YOY Growth		YOY Growth
	Actual	Program	Actual	(Including PPP)		(Excluding PPP)
($ in millions)	12/31/20	12/31/20	12/31/19	($)	(%)	($)	(%)
Assets	$5,066	$4,432	$3,341	$1,725	52%	$1,091	33%
Loans	2,645	2,021	1,748	897	51%	273	16%
Deposits	4,014	4,014	2,999	1,015	34%	1,015	34%
PPPLF Borrowings	634	-	-	634	100%	-	-%

A summary of the income statement for the period ended December 31, 2020 can be found in the following table:

($ in millions, except per share data)	Three Months Ended			Twelve Months Ended
	12/31/20	12/31/19	Change	12/31/20	12/31/19	Change
Total Revenue	$37.3	$25.1	48%	$128.4	$101.5	26%
Non-Interest Expense	30.2	27.5	10%	112.7	104.5	8%
Goodwill Impairment	-	-	-	5.0	-	100%
Income (Loss) Before Tax	5.7	(3.5)	261%	6.4	(4.9)	233%
Net Income (Loss)	4.1	(2.5)	265%	5.1	(3.5)	244%
Earnings per share (diluted)	$0.05	$(0.04)	225%	$0.07	$(0.06)	217%

Earnings in the current year were impacted by a one-time goodwill impairment charge which was recorded in the third quarter of 2020. A summary of core earnings on a quarterly basis during 2020 excluding the goodwill impairment charge can be found in the following table:

($ in millions)	1Q20	2Q20	3Q20	4Q20	YTD 2020
Total Revenue	$27.3	$30.9	$33.0	$37.3	$128.4
Provision for Loan Losses	0.9	1.0	0.9	1.4	4.2
Non-Interest Expense*	27.3	26.7	28.6	30.2	112.7
Core Earnings Before Tax*	(0.9)	3.2	3.5	5.7	11.5
Core Earnings After Tax*	(0.6)	2.5	2.8	4.1	8.8

*Note: Results for 2020 exclude a one-time goodwill impairment charge recorded in Q3-2020. See disclosure related to non-GAAP financial measures at the end of this release.

Core earnings improved for the fourth consecutive quarter as positive momentum continues to build. Excluding the impact of goodwill impairment, profitability improved quarter to quarter as core earnings before tax increased to $5.7 million in the fourth quarter of 2020 compared to $3.5 million in the third quarter of 2020 and a net loss before tax of $3.5 million in the fourth quarter of 2019.

Profitability also improved year over year. Excluding the impact of goodwill impairment, core earnings before tax for the twelve month period ended December 31, 2020 were $11.5 million compared to a net loss before tax of $4.9 million for the twelve months ended December 31, 2019. This represents an increase of $16.3 million, or 336%, year over year.

The goodwill impairment charged recorded during 2020 represents a complete write-off of all goodwill on the balance sheet at the present time.

PPP Loan Program

The Paycheck Protection Program (“PPP”) included in the CARES Act authorized financial institutions to make loans to companies that have been impacted by the devastating economic effects of the coronavirus (COVID-19) pandemic. We responded by quickly developing a process to accept applications for the program not only from our valued small business customers, but from non-customers throughout our community as well.

During 2020 we originated more than $680 million in the first round of the PPP loan program related to nearly 5,000 small businesses.

More than 50% of the applications received were from businesses that were not existing customers of Republic Bank, many of which have switched their primary banking relationship to Republic.

Gross origination fees of $22 million were received by Republic which is being recognized as income over the life of the loans. Approximately $13 million in fees have been deferred and are expected to be recognized during 2021.

As a percentage of existing loan balances as of March 31, 2020, the $680 million in PPP loans originated amounted to 36% making Republic one of the top PPP lenders in the entire country.

We are now assisting all of our PPP loan customers with the application process for forgiveness through the SBA.

The Economic Aid Act approved by Congress in December 2020 provided funding for a second round of the PPP program. We are actively preparing to assist not only our existing business customers with the application process for this next round, but will again welcome non-customers to apply through Republic Bank as well. We began processing applications for the second round in January 2021.

Loss Mitigation and Loan Portfolio Analysis

Our emphasis on asset quality with every loan that we underwrite has demonsrated positive results in this challenging economic environment. Our commercial lending team has maintained regular contact with many of our loan customers to discuss the impact that the pandemic has had on their businesses to date and the expected ramifications that may be felt in the future. During 2020 we granted payment deferrals for customers that made a request and had an immediate need for assistance.

Management believes exposure in the loan portfolio to the high risk industries most impacted by the current economic conditions is limited. Loans to customers in the accommodations and food services industry (i.e. hotels and restaurants) amount to 7% of the total loans outstanding as of December 31, 2020.

We believe the combination of ongoing communication with our customers, loan payment deferrals, increased focus on risk management practices, and access to government programs such as the PPP Loan Program should help mitigate potential future period losses.

The following table summarizes the number of loan customers that have been granted payment deferrals along with the related loan outstanding balances through the period ended December 31, 2020:

	12/31/20		05/31/20
($ in millions)	Deferred Balances	% of Total Loans*	Deferred Balances	% of Total Loans*

Deferral of Principal Only	$4	-%	$176	9%
Deferral of Principal and Interest	12	-%	268	14%

Total Deferral Balances	$16	<1%	$444	24%

# of Loan Accounts on Deferral	21	<1%	491	9%

*Note: PPP loans excluded from total loans when calculating % of total loan balances.

Loan balances with deferred payments have declined to $16 million, which is less than 1% of total loans, as of December 31, 2020. Loan deferrals peaked at $444 million, or 24% of total loans as of May 31, 2020. Only twenty-one loan customers were deferring loan payments as of December 31, 2020.

Total Banking Experience

The goal of the Republic Bank model is to deliver a unified customer experience not only through our physical store locations, but to include convenient on-line and mobile options as well.

As a result of our commitment to FANatical service across all delivery channels Republic Bank was named as America’s # 1 Bank for Service in a national Forbes survey during 2020. This survey measured overall customer satisfaction with their financial institution in the following categories: branch services, digital services, financial advice, trust and terms/conditions.

We have thirty-one convenient store locations open today. In 2020 we opened new stores in Northfield, NJ and Bensalem, PA. We have also broken ground on future store locations in Deptford and Ocean City, NJ which we expect to open during 2021.

As we proceed forward we will continue to enhance and upgrade our technology platforms to ensure that we deliver the best-in-class resources to our FANS for a safe, secure and convenient banking experience.

Additional Financial Highlights

Total assets increased by $1.7 billion, or 52%, to $5.1 billion as of December 31, 2020 compared to $3.3 billion as of December 31, 2019. Excluding the impact of the PPP loan program total assets increased by $1.1 billion, or 33%, year over year.

New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $38 million per year, while the average deposit growth for all stores over the last twelve months was approximately $33 million per store.

The net interest margin increased by 8 basis points to 2.43% for the three months ended December 31, 2020 compared to 2.35% for the three months ended September 30, 2020. This increase was primarily driven by a decline in the cost funds to 0.54% during the fourth quarter of 2020 compared to 0.59% during the third quarter of 2020.

Our residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Loan production during 2020 was strong despite the impact of the COVID-19 pandemic. The Oak Mortgage team originated more than $700 million in mortgage loans over the last twelve months which was a record high for this division.

A $50 million capital raise was completed during the third quarter of 2020 through a registered direct offering of convertible preferred stock providing the capital resources necessary to continue with our growth and expansion strategy.

Total Risk-Based Capital ratio was 13.50% and Tier I Leverage Ratio was 8.17% at December 31, 2020.

Book value per common share increased to $4.41 as of December 31, 2020 compared to $4.23 as of December 31, 2019.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	12/31/20	09/30/20	% Change	12/31/19	% Change
Net Interest Income	$25,722	$22,930	12%	$19,914	29%
Non-interest Income	11,568	10,031	15%	5,213	122%
Total Revenue	37,290	32,961	13%	25,127	48%
Provision for Loan Losses	1,400	850	65%	1,155	21%
Non-interest Expense	30,239	28,569	6%	27,488	10%
Goodwill Impairment Charge	-	5,011	(100%)	-	-%
Income (Loss) Before Taxes	5,651	(1,469)	485%	(3,516)	261%
Provision (Benefit) for Taxes	1,548	(503)	408%	(1,031)	250%
Net Income (Loss)	4,103	(966)	525%	(2,485)	265%
Preferred Dividends	924	-	100%	-	100%
Net Income (Loss) Attributable to Common Shareholders	3,179	(966)	429%	(2,485)	228%
Earnings per share (diluted)	$0.05	$(0.02)	439%	$(0.04)	229%

Net income was $4.1 million, or $0.05 per diluted share, for the three month period ended December 31, 2020, compared to a net loss of $1.0 million, or $(0.02) per share, for the three month period ended September 30, 2020 and a net loss of $2.5 million, or $(0.04) per share, for the three month period ended December 31, 2019.

We continue to demonstrate progress with operating leverage which drives improved earnings. Total revenue increased by 48% while non-interest expense increased by 10%, during the fourth quarter of 2020 compared to the fourth quarter of 2019.

Interest income increased by $4.4 million, or 16%, to $31.2 million for the quarter ended December 31, 2020 compared to $26.9 million for the quarter ended December 31, 2019. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans earlier this year which is reported as interest income. $3.0 million in PPP fees were recorded as income during the quarter ended December 31, 2020 with the remaining balance to be recognized over the life of the loans.

Interest expense decreased by $1.5 million, or 21%, to $5.5 million for the quarter ended December 31, 2020 compared to $7.0 million for the quarter ended December 31, 2019. The decrease in interest expense was primarily driven by a reduction in the cost of deposits as a result of the decrease in the Fed Funds rate during the first quarter of 2020.

The net interest margin for the three month period ended December 31, 2020 decreased by 24 basis points to 2.43% compared to 2.67% for the three month period ended December 31, 2019. The interest rate on the loans originated under the PPP loan program is 1.00% which caused a decline in the yield on interest earning assets in the fourth quarter of 2020. In addition, the rate cuts enacted by the Federal Reserve Bank during the first quarter of 2020 has created a lower interest rate environment.

Non-interest income increased by $6.4 million, or 122%, to $11.6 million for the three month period ended December 31, 2020, compared to $5.2 million for the three month period ended December 31, 2019. The increase is attributable to higher mortgage banking income driven by mortgage loan originations, and higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts in addition to the impact of the new branding and processing agreements with VISA.

Non-interest expense increased by 10%, to $30.2 million during the quarter ended December 31, 2020, compared to $27.5 million during the quarter ended December 31, 2019. The growth in expenses were mainly caused by an increase in salaries and benefit costs. This increase is mostly attributable to higher commissions paid as a result of an increase in residential mortgage loan originations. Occupancy and equipment expenses have also grown as a result of our growth strategy.

	Twelve Months Ended
	12/31/20	12/31/19	% Change
Net Interest Income	$91,832	$77,807	18%
Non-Interest Income	36,567	23,738	54%
Total Revenue	128,399	101,545	26%
Provision for Loan Losses	4,200	1,905	120%
Non-interest Expense	112,744	104,490	8%
Goodwill Impairment Charge	5,011	-	100%
Income (Loss) Before Taxes	6,444	(4,850)	233%
Provision (Benefit) for Taxes	1,390	(1,350)	203%
Net Income (Loss)	5,054	(3,500)	244%
Preferred Dividends	924	-	100%
Net Income (Loss) Attributable to Common Shareholders	4,130	(3,500)	218%
Earnings per Share (diluted)	$0.07	$(0.06)	218%

We reported net income of $5.1 million, or $0.07 per share, for the twelve month period ended December 31, 2020, compared to a net loss of $3.5 million, or $(0.06) per share for the twelve month period ended December 31, 2019.

Core earnings improved significantly year over year. Pre-tax income excluding the goodwill impairment charge was $11.5 million during the twelve month period ended December 31, 2020 compared to a net loss of $4.9 million for the twelve month period ended December 31, 2019. The improvement in earnings comes as we continue to demonstrate progress with operating leverage. Total revenue increased by 26% while non-interest expense increased by 8%, excluding goodwill impairment, during the twelve month period ended December 31, 2020 compared to the twelve month period ended December 31, 2019.

The goodwill impairment charge of $5.0 million recorded in 2020 represents a one-time, non-cash accounting transaction which had no impact on liquidity and minimally increased regulatory capital ratios. A prolonged decline in the Company’s stock price, exacerbated by the COVID-19 pandemic and related economic impact led to recognition of the impairment pursuant to management’s completion of a goodwill impairment analysis as of September 30, 2020. This was a complete write-off of all goodwill on the balance sheet.

Net interest income increased by $14.0 million, or 18%, despite compression of our net interest margin during 2020. The net interest margin for the twelve month period ended December 31, 2020 decreased by 34 basis points to 2.51% compared to 2.85% for the twelve month period ended December 31, 2019. Strong growth in interest-earning assets drove the increase in net interest income. Revenue growth in 2020 was also a result of higher mortgage banking income which increased to $17.9 million in 2020 compared to $10.1 million in 2019. Oak Mortgage, the Bank’s residential mortgage lending division, originated more that $700 million in mortgage loans during 2020.

The first dividend on the outstanding shares of preferred stock was declared and paid during the fourth quarter of 2020. The preferred stock was issued in August 2020 and pays a dividend at an annual rate of 7.00%.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	12/31/20	12/31/19	% Change	09/30/20	% Change

Demand noninterest-bearing	$1,006,876	$661,431	52%	$1,049,169	(4%)
Demand interest-bearing	1,776,995	1,352,360	31%	1,618,342	10%
Money market and savings	1,043,519	761,793	37%	1,034,799	1%
Certificates of deposit	186,361	223,579	(17%)	203,296	(8%)
Total deposits	$4,013,751	$2,999,163	34%	$3,905,606	3%

Deposits increased to $4.0 billion at December 31, 2020 compared to $3.0 billion at December 30, 2019. This increase can be attributed to our strategy to expand the reach of our banking model which focuses on enhancing the total customer experience including in-store, on-line and mobile banking options. High levels of customer service and convenience across all delivery channels drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 52%, year over year as a result of the successful execution of our strategy. The increase in demand deposits during 2020 is also a result of our participation in the PPP loan program. Many of the PPP loans originated were for small businesses that were previously not customers of Republic Bank. Many of these small businesses have chosen to move their primary banking relationship to Republic as a result of the outstanding level of service and cooperation they experienced during the PPP loan process. Commercial deposits were 45% of total deposits as of December 31, 2020.

Lending

Loans by type are as follows (dollars in thousands):

Description	12/31/20	% of Total	12/31/19	% of Total	09/30/20	% of Total

Commercial and industrial	$200,188	8%	$223,906	13%	$228,145	9%
Owner occupied real estate	478,190	18%	424,400	24%	427,026	16%
Commercial real estate	702,765	27%	613,631	35%	676,460	26%
Construction and land development	142,821	5%	121,395	7%	164,671	6%
Residential mortgage	395,174	15%	263,444	15%	365,279	14%
Paycheck protection program (net)	624,120	24%	-	-%	667,842	25%
Consumer and other	102,085	4%	101,419	6%	99,975	4%
Gross loans	$2,645,342	100%	$1,748,195	100%	$2,629,398	100%

Gross loans increased by $897 million, or 51%, to $2.6 billion at December 31, 2020 compared to $1.7 billion at December 31, 2019. A significant portion of the increase was driven by the loans originated through the PPP loan program during the second quarter of 2020. In addition, we continue to see results from the continued success with the relationship banking model which has driven a steady flow in quality loan demand. Excluding the addition of the PPP loans in 2020, loans still grew $273 million, or 16%, when compared to the balance as of December 31, 2019. We experienced strongest growth in the owner occupied real estate, commercial real estate and residential mortgage categories during 2020.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	12/31/20	09/30/20	12/31/19

Non-performing assets / capital and reserves	4%	4%	5%
Non-performing assets / total assets	0.28%	0.27%	0.42%
Quarterly net loan charge-offs / average loans*	0.05%	0.01%	0.09%
Allowance for loan losses / gross loans*	0.64%	0.60%	0.53%
Allowance for loan losses / non-performing loans	101%	95%	75%

*Note: PPP loans excluded when calculating % of total loan balances.

The percentage of non-performing assets to total assets decreased to 0.28% at December 31, 2020, compared to 0.42% at December 31, 2019. Tha allowance for loan losses as a percentage of total loans excluding PPP loans increased to 0.64% as of December 31, 2020 compared to 0.53% as of December 31, 2019. The ratio of non-performing assets to capital and reserves decreased to 4% at December 31, 2020 compared to 5% at December 31, 2019 primarily as a result of decreases in non-performing assets and increases in capital and reserves over the last 12 months.

Capital

The Company’s capital ratios at December 31, 2020 were as follows:

	Actual 12/31/20 Bancorp	Actual 12/31/20 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	8.17%	7.44%	5.00%
Common Equity Ratio	10.51%	11.82%	6.50%
Tier 1 Risk Based Capital	12.96%	11.82%	8.00%
Total Risk Based Capital	13.50%	12.36%	10.00%
Tangible Common Equity	5.13%	5.68%	n/a

Total shareholders’ equity increased to $308 million at December 31, 2020 compared to $249 million at December 31, 2019. The increase was primarily driven by a capital raise during the third quarter of 2020. We issued $50 million of noncumulative perpetual preferred stock in August 2020. The preferred stock has an annual dividend of 7.00% payable on a quarterly basis and is convertible into shares of common stock at a price of $3.00 per share. Book value per common share increased to $4.41 at December 31, 2020 compared to $4.23 per share at December 31, 2019.

Non-GAAP Financial Measures

In addition to evaluating the Company’s financial results of operations in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management periodically supplements its evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial conditions, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The Company believes that disclosing non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to better understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently. A reconciliation of GAAP financial measures to non-GAAP measures and other performance ratios, as adjusted, are included in a table following the financial schedules included with this press release.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	January 25, 2021
Time:	11:00am (EST)
From the U.S. dial:	(888) 517-2513 [US Toll Free] or
(847) 619-6533 [US Toll]
Participant Pin:	8721 352#

An operator will assist you in joining the call.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-one stores located in Greater Philadelphia, Southern New Jersey and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2019, the Form 10-Q for the quarter ended June 30, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO (215) 735-4422

Republic First Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,	September 30,	December 31,
(dollars in thousands, except per share amounts)	2020	2020	2019

ASSETS
Cash and due from banks	$29,746	$43,689	$41,928
Interest-bearing deposits and federal funds sold	745,554	874,472	126,391
Total cash and cash equivalents	775,300	918,161	168,319

Securities - Available for sale	537,547	440,655	539,042
Securities - Held to maturity	814,936	688,939	644,842
Restricted stock	3,039	3,789	2,746
Total investment securities	1,355,522	1,133,383	1,186,630

Loans held for sale	53,370	42,549	13,349

Loans receivable	2,645,342	2,629,398	1,748,195
Allowance for loan losses	(12,975)	(11,851)	(9,266)
Net loans	2,632,367	2,617,547	1,738,929

Premises and equipment	123,170	124,034	116,956
Other real estate owned	1,188	1,113	1,730
Other assets	124,818	121,969	115,377

Total Assets	$5,065,735	$4,958,756	$3,341,290

LIABILITIES
Non-interest bearing deposits	$1,006,876	$1,049,169	$661,431
Interest bearing deposits	3,006,875	2,856,437	2,337,732
Total deposits	4,013,751	3,905,606	2,999,163

Short-term borrowings	633,866	646,267	-
Subordinated debt	11,271	11,270	11,265
Other liabilities	98,734	92,675	81,694

Total Liabilities	4,757,622	4,655,818	3,092,122

SHAREHOLDERS' EQUITY
Preferred stock	20	20	-
Common stock	594	594	594
Additional paid-in capital	322,321	321,915	272,039
Accumulated deficit	(8,084)	(11,263)	(12,216)
Treasury stock at cost	(3,726)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(2,829)	(4,420)	(7,341)

Total Shareholders' Equity	308,113	302,938	249,168

Total Liabilities and Shareholders' Equity	$5,065,735	$4,958,756	$3,341,290

Republic First Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share amounts)	2020	2020	2019	2020	2019

INTEREST INCOME
Interest and fees on loans	$25,698	$24,683	$19,421	$93,292	$74,497
Interest and dividends on investment securities	5,473	3,778	6,531	21,144	27,796
Interest on other interest earning assets	76	99	940	514	2,571
Total interest income	31,247	28,560	26,892	114,950	104,864

INTEREST EXPENSE
Interest on deposits	5,453	5,553	6,869	22,751	26,267
Interest on borrowed funds	74	77	109	367	790
Total interest expense	5,527	5,630	6,978	23,118	27,057

Net interest income	25,720	22,930	19,914	91,832	77,807
Provision for loan losses	1,400	850	1,155	4,200	1,905

Net interest income after provision for loan losses	24,320	22,080	18,759	87,632	75,902

NON-INTEREST INCOME
Service fees on deposit accounts	2,336	2,134	2,091	8,118	7,541
Mortgage banking income	7,113	4,962	2,077	17,923	10,125
Gain on sale of SBA loans	174	649	594	1,741	3,187
Gain on sale of investment securities	-	279	-	2,760	1,103
Other non-interest income	1,945	2,007	451	6,025	1,782
Total non-interest income	11,568	10,031	5,213	36,567	23,738

NON-INTEREST EXPENSE
Salaries and employee benefits	15,123	14,596	13,510	56,276	53,888
Occupancy and equipment	5,834	5,524	5,077	22,210	18,047
Legal and professional fees	1,344	940	1,036	4,222	3,924
Foreclosed real estate	21	80	456	459	2,109
Regulatory assessments and related fees	618	625	324	2,546	1,228
Goodwill impairment	-	5,011	-	5,011	-
Other operating expenses	7,299	6,804	7,085	27,031	25,294
Total non-interest expense	30,239	33,580	27,488	117,755	104,490

Income (loss) before provision (benefit) for income taxes	5,649	(1,469)	(3,516)	6,444	(4,850)

Provision (benefit) for income taxes	1,548	(503)	(1,031)	1,390	(1,350)

Net income (loss)	4,101	(966)	(2,485)	5,054	(3,500)

Preferred stock dividends	924	-	-	924	-

Net income (loss) attributable to common shareholders	$3,177	$(966)	$(2,485)	$4,130	$(3,500)

Net Income (Loss) per Common Share
Basic	$0.05	$(0.02)	$(0.04)	$0.07	$(0.06)
Diluted	$0.05	$(0.02)	$(0.04)	$0.07	$(0.06)

Average Common Shares Outstanding
Basic	58,859	58,853	58,843	58,853	58,833
Diluted	58,917	64,432	58,843	58,904	58,833

Republic First Bancorp, Inc.

Average Balances and Net Interest Income

(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	December 31, 2020			September 30, 2020			December 31, 2019

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$302,990	$76	0.10%	$383,632	$99	0.10%	$228,292	$940	1.63%
Investment securities	1,247,502	5,481	1.76%	908,166	3,784	1.67%	1,090,736	6,539	2.40%
Loans receivable	2,668,570	25,821	3.84%	2,617,981	24,829	3.77%	1,658,917	19,538	4.67%
Total interest-earning assets	4,219,062	31,378	2.95%	3,909,779	28,712	2.92%	2,977,945	27,017	3.60%

Other assets	267,110			269,071			261,875

Total assets	$4,486,172			$4,178,850			$3,239,820

Interest-bearing liabilities:

Demand non interest-bearing	$1,031,846			$1,043,116			$619,075
Demand interest-bearing	1,758,942	3,312	0.75%	1,541,837	3,056	0.79%	1,309,205	3,725	1.13%
Money market & savings	1,071,747	1,420	0.53%	980,979	1,613	0.65%	745,707	1,902	1.01%
Time deposits	194,096	721	1.47%	217,554	884	1.62%	222,116	1,242	2.22%
Total deposits	4,056,631	5,453	0.53%	3,783,486	5,553	0.58%	2,896,103	6,869	0.94%

Total interest-bearing deposits	3,024,785	5,453	0.72%	2,740,370	5,553	0.81%	2,277,028	6,869	1.20%

Other borrowings	31,847	74	0.92%	32,343	77	0.95%	11,264	109	3.84%

Total interest-bearing liabilities	3,056,632	5,527	0.72%	2,772,713	5,630	0.81%	2,288,292	6,978	1.21%
Total deposits and other borrowings	4,088,478	5,527	0.54%	3,815,829	5,630	0.59%	2,907,367	6,978	0.95%

Non interest-bearing liabilities	91,873			88,773			82,515
Shareholders' equity	305,821			274,248			249,938
Total liabilities and shareholders' equity	$4,486,172			$4,178,850			$3,239,820

Net interest income		$25,851			$23,082			$20,039
Net interest spread			2.23%			2.11%			2.39%

Net interest margin			2.43%			2.35%			2.67%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.

Average Balances and Net Interest Income

(unaudited)

	For the twelve months ended			For the twelve months ended
(dollars in thousands)	December 31, 2020			December 31, 2019

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$242,132	$513	0.21%	$129,528	$2,571	1.98%
Investment securities	1,086,386	21,167	1.95%	1,074,706	27,886	2.59%
Loans receivable	2,359,169	93,854	3.98%	1,544,904	74,946	4.85%
Total interest-earning assets	3,687,687	115,534	3.13%	2,749,138	105,403	3.83%

Other assets	265,893			229,767

Total assets	$3,953,580			$2,978,905

Interest-bearing liabilities:

Demand non interest-bearing	$926,692			$555,385
Demand interest-bearing	1,509,826	12,645	0.84%	1,184,530	15,621	1.32%
Money market & savings	916,607	6,247	0.68%	705,445	6,796	0.96%
Time deposits	211,636	3,859	1.82%	190,567	3,850	2.02%
Total deposits	3,564,761	22,751	0.64%	2,635,927	26,267	1.00%

Total interest-bearing deposits	2,638,069	22,751	0.86%	2,080,542	26,267	1.26%

Other borrowings	30,413	367	1.21%	22,911	790	3.45%

Total interest-bearing liabilities	2,668,482	23,118	0.87%	2,103,453	27,057	1.29%
Total deposits and other borrowings	3,595,174	23,118	0.64%	2,658,838	27,057	1.02%

Non interest-bearing liabilities	87,200			71,131
Shareholders' equity	271,206			248,936
Total liabilities and shareholders' equity	$3,953,580			$2,978,905

Net interest income		$92,416			$78,346
Net interest spread			2.26%			2.54%

Net interest margin			2.51%			2.85%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.

Summary of Allowance for Loan Losses and Other Related Data

(unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2020	2020	2019	2020	2019

Balance at beginning of period	$11,851	$11,040	$8,467	$9,266	$8,615

Provision charged to operating expense	1,400	850	1,155	4,200	1,905
	13,251	11,890	9,622	13,466	10,520

Recoveries on loans charged-off:
Commercial	10	10	5	51	219
Consumer	3	3	2	13	9
Total recoveries	13	13	7	64	228

Loans charged-off:
Commercial	(249)	(50)	(354)	(448)	(1,356)
Consumer	(40)	(2)	(9)	(107)	(126)

Total charged-off	(289)	(52)	(363)	(555)	(1,482)

Net (charge-offs) recoveries	(276)	(39)	(356)	(491)	(1,254)

Balance at end of period	$12,975	$11,851	$9,266	$12,975	$9,266

Net (charge-offs) recoveries as a percentage of average loans outstanding	0.04%	0.01%	0.09%	0.02%	0.08%

Allowance for loan losses as a percentage of period-end loans	0.49%	0.45%	0.53%	0.49%	0.53%

Republic First Bancorp, Inc.

Summary of Non-Performing Loans and Assets

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019

Non-accrual loans:
Commercial real estate	$10,232	$10,641	$10,747	$12,060	$10,569
Consumer and other	2,014	1,808	1,970	2,125	1,844
Total non-accrual loans	12,246	12,449	12,717	14,185	12,413

Loans past due 90 days or more and still accruing	612	-	-	-	-

Total non-performing loans	12,858	12,449	12,717	14,185	12,413

Other real estate owned	1,188	1,113	1,144	1,144	1,730

Total non-performing assets	$14,046	$13,562	$13,861	$15,329	$14,143

Non-performing loans to total loans	0.49%	0.47%	0.50%	0.75%	0.71%

Non-performing assets to total assets	0.28%	0.27%	0.31%	0.46%	0.42%

Non-performing loan coverage	100.91%	95.20%	86.81%	72.03%	74.65%

Allowance for loan losses as a percentage of total period-end loans	0.49%	0.45%	0.43%	0.54%	0.53%

Non-performing assets / capital plus allowance for loan losses	4.37%	4.31%	5.21%	5.84%	5.47%

Republic First Bancorp, Inc.

Non-GAAP to GAAP Reconciliation and Calculation of Non-GAAP Performance Measures

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share amounts)	2020	2020	2019	2020	2019

Non-interest Expense	$30,239	$33,580	$27,824	$117,755	$104,490
Less: Goodwill Impairment	-	(5,011)	-	(5,011)	-
Adjusted Non-interest Expense	30,239	28,569	27,824	112,744	104,490

Income (Loss) Before Provision (Benefit) for Income Taxes	$5,651	$(1,469)	$(3,516)	$6,444	$(4,850)
Plus: Goodwill Impairment	-	5,011	-	5,011	-
Core Earnings Before Tax	5,651	3,542	(3,516)	11,455	(4,850)

Net Income	3,982	(966)	(1,822)	5,054	(3,500)
Plus: Goodwill Impairment	-	5,011	-	5,011	-
Less: Tax Effect of Goodwill Impairment	-	(1,271)	-	(1,271)	-
Adjusted Net Income	3,982	2,774	(1,822)	8,794	(3,500)